Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

Contact: Richard J. Stimel, FHLBank Pittsburgh, 412-288-7351; rich.stimel@fhlb-pgh.com

Louise M. Herrle is Elected to FHLBank Pittsburgh Board as Independent Director

PITTSBURGH, September 14, 2018 – Louise M. Herrle, Managing Director, Capital Markets at Incapital LLC, has been elected by the Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank Pittsburgh) to a nonmember independent director position in accordance with the rules of the Federal Housing Finance Agency. Ms. Herrle will fill the unexpired term of Pamela H. Godwin, which ends December 31, 2019.

In her role as Managing Director at Incapital, Ms. Herrle is a member of the Capital Markets Group providing leadership in the expansion of client acquisition and partnerships, and senior relationship management, working with corporate, minority firm, Government Sponsored Enterprise (GSE) and Supranational clients. She was the architect of the Legacy™ platform, providing fixed income solutions primarily for social impact issuers including Supranationals, Community Development Financial Institutions (CDFIs) and other nonprofit organizations.

Prior to her tenure at Incapital, Ms. Herrle served in a variety of financial executive leadership roles, including Chief Investment Officer at Chrysler Financial LLC, Treasurer and Corporate Finance Group Head at GMAC Residential Capital Corporation and Treasurer and Head of Global Debt Funding at Freddie Mac.

Ms. Herrle also previously held a leadership position at FHLBank Pittsburgh, having served as Senior Vice President and Treasurer. As a result, Ms. Herrle brings a particularly strong understanding of FHLBank Pittsburgh’s members’ needs and the organization’s affordable housing mission.

Ms. Herrle studied economics at Robert Morris University where she earned a Bachelor of Science in Business Administration degree. She has been the recipient of numerous industry awards and accolades over the course of her distinguished career, including being named one of the top 100 market personalities in EuroWeek’s Celebration of Excellence. She was twice recognized with the International Financing Review Deal of the Year award for global debt transactions. Ms. Herrle has also been a featured speaker at numerous industry conferences in the U.S., Europe and Asia.

In addition to her many professional accomplishments, Ms. Herrle is actively engaged in her community. She has served in leadership positions on the boards of several nonprofit organizations, including Big Brothers Big Sisters of Greater Pittsburgh, Greater Pittsburgh Literacy Council and Strong Women, Strong Girls.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of the banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

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